Filed pursuant to Rule 433
Registration Statement No. 333-152543
April 27, 2009

BB&T Corporation

Pricing Term Sheet

Medium-Term Notes, Series A (Senior)

6.85% Senior Notes due 2019

Issuer:	BB&T Corporation

Security:	6.85% Notes due 2019

Ratings of this series of Notes:	A1 (Moody’s)/A+ (S&P)/AA- (Fitch)

Currency:	USD

Size:	$400,000,000

Security Type:	SEC Registered Medium-Term Notes, Series A (Senior). This debt is not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

Maturity Date:	April 30, 2019

Coupon:	6.85%

Payment Frequency:	Semi-Annually

Day Count Convention:	30/360

Benchmark Treasury:	2.750% US Treasury due 02/19

Spread to Benchmark Treasury:	+395 bps

Benchmark Treasury Spot and Yield:	98-17; 2.923%

Price to Public:	99.837% of face amount

Yield to maturity:	6.873%

Proceeds (Before Expenses) to Issuer:	$397,548,000 (99.387%)

Interest Payment Dates:	April 30 and October 30 of each year, commencing October 30, 2009

Trade Date:	April 27, 2009

Settlement Date:	May 4, 2009 (T+5)

Minimum Denominations:	$1,000 x $1,000

CUSIP:	05531FAB9

Joint Bookrunners:	Barclays Capital Inc. J.P. Morgan Securities Inc. BB&T Capital Markets, a division of Scott & Stringfellow, LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. A rating may be subject to revision or withdrawal at any time by the assigning rating organization.

The issuer has filed a registration statement (including a pricing supplement, a prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any agent or any dealer participating in the offering will arrange to send you the pricing supplement, the prospectus supplement and the prospectus if you request it by calling Barclays Capital Inc. at 1-888-227-2275 (ext. 2663), J.P. Morgan Securities Inc. at 1-212-834-4533 or BB&T Capital Markets, a division of Scott & Stringfellow, LLC at 804-787-8221.